Exhibit 99.1

Pacira BioSciences, Inc. Announces Proposed Offering of $300.0 Million Aggregate Principal Amount of Convertible Senior Notes

July 6, 2020

PARSIPPANY, N.J., July 06, 2020 (GLOBE NEWSWIRE) -- Pacira BioSciences, Inc. (Nasdaq: PCRX) today announced that it intends to offer, subject to market and other conditions, $300.0 million aggregate principal amount of convertible senior notes due 2025 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Pacira also intends to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $45.0 million aggregate principal amount of notes.

The terms of the notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Pacira and the initial purchasers of the notes.

Pacira intends to use a portion of the net proceeds from the offering to repurchase a portion of its outstanding 2.375% Convertible Senior Notes due 2022 (the “2022 Notes”) concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as Pacira’s agent. Pacira intends to use the remainder of the net proceeds from the offering for general corporate purposes, including working capital, research and development expenditures and the license or acquisition of complementary products and/or technologies.

Holders of the 2022 Notes that are repurchased in the concurrent repurchases described above may purchase shares of Pacira’s common stock in the open market to unwind any hedge positions they may have with respect to the 2022 Notes. These activities may affect the trading price of Pacira common stock and, if conducted concurrently with this offering, may result in a higher initial conversion price for the notes Pacira is offering.

This offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and the shares of Pacira common stock, if any, issuable upon conversion of the notes have not been and will not be registered under the Securities Act or any state securities laws, and, unless so registered, the notes and such shares may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, or the solicitation of any sale, of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Pacira BioSciences

Pacira BioSciences, Inc. (Nasdaq: PCRX) is a leading provider of non-opioid pain management and regenerative health solutions dedicated to advancing and improving outcomes for health care practitioners and their patients. The company’s long-acting local analgesic, EXPAREL® (bupivacaine liposome injectable suspension) was commercially launched in the United States in April 2012. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. In April 2019, Pacira acquired the iovera°® system, a handheld cryoanalgesia device used to deliver precise, controlled doses of cold temperature only to targeted nerves. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

Forward-Looking Statements

Certain of the statements made in this press release, such as those, among others, relating to our expectations regarding the completion of the proposed offering, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may” and similar expressions, constitute forward-looking statements. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the proposed offering, the final terms of the proposed offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed offering on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offering, Pacira and our business are discussed in the “Risk Factors” section of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other filings that we periodically make with the SEC. In addition, the forward- looking statements included in this press release represent our views as of the date of this press release. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and, as such, we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Contact:

Susan Mesco, (973) 451-4030

susan.mesco@pacira.com

Media Contact:

Coyne Public Relations Alyssa Schneider, (973) 588-2270

aschneider@coynepr.com

Source: Pacira BioSciences